Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Warburg

Central Garden & Pet

925.948.3686

CENTRAL GARDEN & PET ANNOUNCES FISCAL 2008 SECOND QUARTER RESULTS

WALNUT CREEK, CALIFORNIA, May 7, 2008 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced results for its fiscal second quarter ended March 29, 2008.

The Company reported net sales of $485 million in the quarter, relatively unchanged compared to $486 million in the comparable fiscal 2007 period. Income from operations was $44.7 million, a decline of three percent compared to $46.2 million in the year ago 2007 period. Net income for the quarter was $20.5 million, or $0.28 per fully diluted share compared to $21.4 million or $0.30 per fully diluted share in the year ago period. Branded products sales increased one percent to $415 million. Sales of other manufacturers’ products declined eight percent to $70 million. Depreciation and amortization was $8.1 million compared to $7.4 million in the year ago period.

Net sales for the Garden Products segment were $254 million, relatively unchanged from $256 million in the comparable fiscal 2007 period. The Garden Products operating income was $26.1 million compared to $28.8 million in the year ago period. Branded product sales increased one percent to $221 million. Sales of other manufacturers’ products declined, as planned, 12 percent to $33 million. Net sales for the Pet Products segment were $231 million, relatively unchanged from $230 million in the comparable fiscal 2007 period. Operating income for the Pet Products segment was $28.2 million compared to $29.3 million in the year ago period. Branded product sales increased one percent to $194 million. Sales of other manufacturers’ products declined three percent to $37 million.

“In the first six months of the fiscal year we have taken meaningful steps to improve

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margins, implement cost-reduction initiatives and reduce working capital. These actions have substantially strengthened our financial position,” noted William Brown, Chairman and Chief Executive Officer of Central Garden & Pet Company. “Our progress, however, is being impeded by rising costs, retailer inventory reductions and the continuing slowdown in the aquatics category. In spite of this, we hope to make significant progress toward getting our business “on profile” for fiscal 2009.”

For the six months ending March 29, 2008 of fiscal 2008, the Company reported net sales of $798 million relatively unchanged from $803 million in the comparable 2007 period. The operating loss for the period was $346 million compared to operating income of $52.2 million in the year ago period. The net loss for the first six month period was $269 million compared to net income of $18.5 million in the year ago period. Diluted loss per share was $3.77 compared to earnings per fully diluted share of $0.26 in the year ago period. Included in the year-to-date results is a non-cash, pre-tax charge of $400 million, or $290 million net of tax, related to goodwill impairment as prescribed by SFAS No. 142 “Goodwill and Other Intangible Assets.” Adjusted net income and earnings per share, excluding the impact of the impairment, was $21.3 million, or $0.30. Branded product sales increased one percent while sales of other manufacturers’ products declined eight percent. Depreciation and amortization for the first six month period was $16.1 million compared to $14.3 million in the year ago period.

The Company will discuss its second quarter results on a conference call today at 4:30 p.m. EST / 1:30 p.m. PST. Individuals may access the call by dialing 1-888-679-8034 and passcode 6207 1751 (domestic) or 1-617-213-4847 and passcode 6207 1751 (international). The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Re-play dial-in numbers for the call will be available for three weeks: 1-888-286-8010 and passcode 7438 9337 (domestic) and 1-617-801-6888 and passcode 7438 9337 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers in the following categories: In Lawn & Garden: Grass seed including the brands PENNINGTON® and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Pet categories include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™ / NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings expectations, margin improvements and the estimated goodwill and other intangible impairment charge are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K, filed November 28, 2007, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 29, 2008	March 31, 2007	March 29, 2008	March 31, 2007
Net Sales	$484,688	$485,660	$798,473	$803,058
Cost of Goods Sold and Occupancy	324,878	321,814	544,341	537,342

Gross Profit	159,810	163,846	254,132	265,716

Selling, General and Administrative Expenses	115,160	117,616	200,096	213,561
Impairment of Goodwill	—	—	400,000	—

Income (Loss) from Operations	44,650	46,230	(345,964)	52,155

Interest Expense	(9,780)	(12,693)	(21,285)	(24,098)
Interest Income	266	289	554	965
Other Income	1,191	1,596	1,674	1,685

Income (Loss) Before Income Taxes and Minority Interest	36,327	35,422	(365,021)	30,707

Income Taxes (Tax Benefit)	15,403	13,258	(96,411)	11,409
Minority Interest	471	714	463	814

Net Income (Loss)	$20,453	$21,450	$(269,073)	$18,484

Basic Earnings (Loss) Per Common Share:	$0.29	$0.30	$(3.77)	$0.26

Diluted Earnings (Loss) Per Common Share:	$0.28	$0.30	$(3.77)	$0.26

Weighted Average Shares Outstanding
Basic	71,427	71,422	71,295	71,358
Diluted	72,035	72,028	71,295	72,102

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 29, 2008	September 29, 2007
Assets
Current Assets:
Cash and Cash Equivalents	$7,577	$21,055
Accounts Receivable – Net	342,528	247,429
Inventories	416,848	378,365
Other Current Assets	33,953	38,659

Total Current Assets	800,906	685,508

Property and Equipment – Net	196,204	201,609

Goodwill	204,562	598,758
Other Intangible Assets – Net	98,797	100,314
Deferred Income Taxes and Other Assets	131,827	60,633

Total	$1,432,296	$1,646,822

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts Payable	$126,946	$135,972
Accrued Expenses	92,510	75,968
Current Portion of Long-Term Debt	3,350	3,352

Total Current Liabilities	222,806	215,292

Long-Term Debt	692,141	607,171
Other Long-Term Obligations	4,740	44,802
Convertible Redeemable Preferred Stock	—	750
Minority Interest	2,297	1,834
Shareholders’ Equity	510,312	776,973

Total	$1,432,296	$1,646,822

Non-GAAP Financial Measures

This press release includes adjustments to GAAP net loss for the six months ended March 29, 2008. Adjusted net income and earnings per share, which excludes the impact of the impairment of goodwill is a non-GAAP financial measure. We believe that it is useful as a supplemental measure in assessing the performance of our operating business. This measure is used by our management, including our chief operating decision maker, to evaluate business results. We exclude goodwill impairment because it is not representative of the on-going results of operations of our business. Below is a reconciliation of this non-GAAP measure to net loss for the six months ended March 29, 2008, excluding the goodwill impairment.

	Dollars	EPS
	(in millions)
Reconciliation of net loss to adjusted net income:
Net loss	$(269.1)	$(3.77)
Adjusted for goodwill impairment charge, net of taxes	290.4	4.07

Adjusted net income and earnings per share	$21.3	$0.30